Exhibit 10.10
Employment Agreement
     This EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 15th day of November, 2005 by THOMAS P. DANAHER AND COMPANY, INC., a Virginia corporation formerly known as Thomas P. Danaher and Company, Inc. (“Employer”), and THOMAS P. DANAHER (“Employee”).
RECITALS
     Employer is engaged in the business of operating an insurance agency.
     On the date hereof, Employee has sold all of the outstanding shares of Employer to Alliance Bank Corporation, the sole shareholder of Employer (the “Sale Transaction”). Employee has been involved in the management of Employer as its sole owner, president and chief executive officer and possesses managerial, sales and marketing and other experience, knowledge, skills and expertise in such business.
     The parties have mutually agreed upon the terms and conditions of Employee’s continued employment by Employer as hereinafter set forth.
AGREEMENT
     NOW, THEREFORE, the parties intending to be legally bound, agree as follows:
     Section 1. Employment.
          (a) Employee shall be employed as the President of Employer. He shall perform such services for Employer as may reasonably be assigned to Employee from time to time by Employer’s board of directors or its designee upon the terms and conditions hereinafter set forth.
          (b) The parties acknowledge that the board of directors of Employer shall direct and oversee the business affairs of Employer and that the relationship between Employer and Employee shall be that of an employer and an employee. The board of directors shall have the sole authority to set and establish the hours of operation of the business of Employer and to set and establish reasonable work schedules and standards applicable to Employee.
          (c) Employee and Employer acknowledge that Employer has engaged an employee leasing company to provide certain human resources services to employees of Employer and that Employee is considered an employee of such employee leasing company pursuant to the terms of the agreement between Employer and such employee leasing company. In addition, Employee and Employer acknowledge that Employee is an employee of Employer and that any termination or alteration of the arrangement between Employer and the employee leasing company shall not alter either party’s rights or obligations under this Agreement in any manner. Nothing herein promised by Employer shall be duplicative of any obligations of the employee leasing company to Employee.

     Section 2. Term. The term of this Agreement shall continue until September 30, 2008 unless sooner terminated in the manner provided herein (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall be renewed automatically for successive additional terms of one (1) year each unless either party gives the other notice of nonrenewal at least ninety (90) days prior to the expiration of the then current term.
     Section 3. Exclusive Service. Employee shall devote his best efforts and full time to rendering services on behalf of Employer in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of Employer now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to senior executive officers of insurance agencies.
     Section 4. Salary.
          (a) As compensation while employed hereunder, Employee, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $150,000 payable on such terms and in such equal installments as Employer may reasonably establish, but in no event less frequently than monthly. The board of directors, in its discretion, may increase Employee’s base salary during the term of this Agreement, but in no event shall the annual base salary be reduced.
          (b) Employer shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Employee and Employer. Employer shall also withhold and remit to the proper party any amounts agreed to in writing by Employer and Employee for participation in any corporate sponsored employee benefit plans for which a contribution is required.
          (c) Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee’s employment by Employer.
     Section 5. Corporate Benefit Plans.
          (a) Employee shall be entitled to participate in or become a participant in any employee benefit plan maintained by Employer for which he is or will become eligible on such terms as the board of directors may, in its discretion, establish, modify or otherwise change.
          (b) Employer shall provide Employee with a disability insurance policy providing benefits commensurate with other senior executive employees of Employer as amended by the board of directors from time to time.
     Section 6. Bonuses. Employee shall receive only such bonuses as the board of directors, in its discretion, decides to pay to Employee.

     Section 7. Expense Account.
          (a) Employer shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of Employer’s business. Such expenses will include business meals, out-of-town lodging and travel expenses, and membership dues and costs to attend meetings and conventions of business-appropriate organizations and associations. Employee agrees to timely submit records and receipts of reimbursable items and shall comply with the reasonable rules and policies of Employer regarding such reimbursement. Employer agrees to make prompt payment to Employee following receipt and verification of such reports in accordance with Employer’s reasonable rules and policies in respect of reimbursement of business expenses as in effect from time to time.
          (b) During the term of this Agreement, Employer will provide Employee an allowance of $750 per month for an automobile for personal and business use and will pay or reimburse Employee for all maintenance, insurance, fuel and taxes on such automobile.
     Section 8. Vacation and Sick Leave. Employee shall be entitled to twenty (20) days of vacation per calendar year and such sick leave as the board of directors may from time to time designate for full-time employees of Employer.
     Section 9. Termination.
          (a) Notwithstanding the termination of Employee’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach of this Agreement. No termination of employment shall terminate the obligation of Employer to make payments of any benefits earned and accrued as of the date of termination of employment provided hereunder or the obligations of Employee under Sections 10, 11 and 12.
          (b) Notwithstanding the provisions in Section 2 above, Employee’s employment hereunder may be terminated (i) by Employee upon thirty (30) days written notice to Employer or (ii) by mutual agreement in writing at any time.
          (c) This Agreement shall terminate upon the death of Employee; provided, however, that in such event Employer shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee through the end of the month in which his death occurs.
          (d) Employer may terminate Employee’s employment other than for “Cause”, as defined in Section 9(e), at any time upon written notice to Employee, which termination shall be effective immediately. Employee may resign thirty (30) days after notice to Employer for “Good Reason.” In the event the Employee’s employment terminates pursuant to this Section 9(d), Employee shall receive a monthly amount equal to one-twelfth (1/12) his rate of annual base salary in effect immediately preceding such termination (“Termination

Compensation”) in each month for the greater of (i) twelve (12) months or (ii) the remainder of the then current term of this Agreement. Payments of the Termination Compensation shall be made at the times such payments would have been made in accordance with Section 4(a) if Employee’s employment had not terminated. Notwithstanding anything in this Agreement to the contrary, if Employee commits a material breach of Section 10 or 11 that is not promptly cured by Employee following receipt of notice of such breach from Employer, Employee will not thereafter be entitled to receive any further compensation or benefits of any nature or kind whether pursuant to this Section 9(d) or otherwise. In addition, notwithstanding anything in this Agreement to the contrary, Employer shall not be required to make payment of the Termination Compensation or any portion thereof to the extent such payment is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.
          For purposes of this Agreement, “Good Reason” shall mean:
                    (i) The assignment of duties to Employee by Employer which result in a significant reduction in Employee’s authority or responsibility, without his express written consent;
                    (ii) The removal of Employee from his position as President;
                    (iii) A reduction by Employer of Employee’s annual base salary (which shall also constitute a breach of Section 4(a) hereof; or
                    (iv) The failure of Employer to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 17 hereof.
          (e) Employer shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination for one or more of the following: Employee’s personal dishonesty involving the business of Employer, incompetence, willful misconduct, breach of fiduciary duty, willful failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of Employer’s assets or those of its Affiliates or material breach of any other provision of this Agreement. In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall thereafter have no right to receive compensation or other benefits under this Agreement.
          (f) Employer may terminate Employee’s employment under this Agreement, after having established the Employee’s disability by giving to Employee written notice of its intention to terminate his employment for disability and his employment with Employer shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Employee shall fail to return to the full-time performance of the essential functions of his position (and if Employee’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by Employer or its insurers, and acceptable to Employee or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by Employer or its Affiliates with respect to or for the benefit of Employee, whichever shall be more favorable to Employee. Notwithstanding any other provision of this Agreement, Employer shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.
          (g) If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, Employer’s obligations under this Employment Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
          (h) If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of Employer under this Agreement other than the obligation to pay any earned and accrued benefits as of the date of the prohibition shall terminate as of the effective date of the order, and the obligations of Employee hereunder pursuant to Sections 10 and 11 shall not be affected.
          (i) (1) If Employee’s employment is terminated by Employer without Cause within one year after a Change of Control shall have occurred of if he resigns for Good Reason within one year after a Change in Control shall have occurred, then on or before Employee’s last day of employment with Employer, Employer shall pay to Employee as compensation for services rendered to Employer and its Affiliates a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to eighteen (18) month’s base salary; provided, however, that Employer may pay said amounts in equal monthly installments over the eighteen (18) months succeeding the date of termination, payable on the first day of each such month.
                    (2) For purposes of this Agreement, a Change of Control occurs, if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Employer securities have 50% or more of the combined voting power of the then outstanding Employer securities that may be cast for the election of Employer’s directors other than a result of an issuance of securities initiated by Employer, or open market purchases approved by the board of directors, as long as the majority of the board of directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of Employer before such events cease to constitute a majority of Employer’s Board or any successor’s board, within two years of the last of such transactions; provided however, that it shall not be a “Change of Control” if, as a result of any of the transactions described above, the voting securities or all or substantially all of the assets of Employer are transferred to or otherwise are held by any Affiliate of Alliance Bank Corporation. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

     Section 10. Negative Covenants. Employee covenants and agrees that, in consideration of the covenants and agreements of Employer herein and the consideration to be received by Employee as an employee and pursuant to the Sale Transaction, he shall not (a) during the period of his employment with Employer, and (b)(i) for a period of three (3) years thereafter, or (ii) notwithstanding clause (b)(i), if and only if Employee’s employment is terminated pursuant to Section 9(i) above, for a period of one (1) year thereafter (the “Non-Compete Period”), either for his account or as an agent, partner, manager or other representative of any person or entity, directly or indirectly, through one or more intermediaries, except on behalf of Employer in the ordinary course of his employment with Employer or its successors or assigns, sell to, provide products or services to, solicit or accept any risk management, insurance or bond business or engagement or any substantially similar business or engagement from any of the “Customers of the Company”. As used herein, “Customers of Employer” includes all persons and entities to whom Employer has sold an insurance policy or product or a bond or risk management product of any type or nature that is in effect on the date hereof or hereafter during employee’s employment with Employer and any other person or entity to whom Employer has made a written proposal to provide any of the above, within the eighteen (18) month period preceding the date of cessation for any reason of Employee’s employment with Employer.
          (a) Employee hereby covenants and agrees that he shall not during the Non-Compete Period, except on behalf of Employer in the ordinary course of his employment with Employer or its successors or assigns:
                    (i) Use or permit others to use, disclose or divulge to others or copy or reproduce any data or information relating to Employer or its Affiliates or otherwise used in the business of any of them (including, without limitation, intellectual property, customer lists, sales records, bids, proposals, contracts, business systems and procedures, financial records and information relating to the businesses and operations of customers of Employer), whether in written or unwritten form or in a form produced or stored by any magnetic, electrical or mechanical means or process, other than data or information published or disclosed other than by Employee or which is readily available from public or trade sources.
                    (ii) Either for his account or as an agent, partner, manager, or other representative of any person or entity, directly or indirectly, through one or more intermediaries: (A) engage in competition anywhere within Washington, DC MSA (as more particularly described on Exhibit 10(a)(ii)) (the “Restricted Territory”) with the operation of Employer or its successors or assigns of the business of an insurance agency, including, without limitation, marketing and sales of risk management, insurance and bond products and services, policies and other substantially similar agreements (collectively, the “Business”); or (B) own, manage, operate, control or participate in the ownership (other than as the owner of equity securities representing two percent (2%) or less of the outstanding equity securities of any entity, the equity securities of which are publicly held or traded), management, operation, membership or control of any person or entity that competes with Employer in the Business or provides or offers to provide to any person or entity products or services provided by Employer in the Business or products or services substantially similar to those provided by Employer in the Business, anywhere in the Restricted Territory.

     Section 11. Assignment of Intellectual Property. (a) Employer has and will retain sole and exclusive ownership of all of the “Intellectual Property” (defined below) and all of the “Work Product” (defined below). Employee hereby disclaims any and all rights and interests in and to the Intellectual Property and the Work Product, and he hereby unconditionally and irrevocably assigns and transfers to Employer all right, title and interest Employee currently has or in the future may have, by operation of law or otherwise, in or to the Intellectual Property or the Work Product, including, without limitation, any patents, copyrights, trademarks, servicemarks and other intellectual property rights relating thereto.
          (b) Employee agrees that he will not take any actions inconsistent with Employer’s sole and exclusive ownership of the Intellectual Property and the Work Product. Employee further agrees that, upon request of Employer and at Employer’s expense, he will execute, deliver, file and record all further instruments and documents (including, without limitation, registrations and assignments of copyrights, trademarks, patents and other intellectual property rights), and take all further action, as Employer deems necessary or prudent in order to insure that Employer has full ownership of and full and exclusive rights to the Intellectual Property and the Work Product. Employee hereby irrevocably appoints Employer as his attorney-in-fact, with full power of substitution, to execute any and all such instruments and documents for Employee and in Employee’s name and on Employee’s behalf.
          (c) Employee agrees that he has disclosed or will disclose all Work Product to the appropriate Employer supervisor. Employee further agrees that the Work Product is subject to the confidentiality provisions of this Agreement set forth above.
          (d) “Intellectual Property” means any and all computer software, programs and applications (including applicable object codes and source codes), inventions, copyrights, copyright applications, patents, patent rights and licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, servicemarks, servicemark rights, trade secrets, domain names, developments, methods, processes, ideas, works, concepts, know-how and other intellectual property now or hereafter owned by or licensed to Employer.
          (e) “Work Product” means all work product, property, data, documentation, know-how, concepts, plans, inventions, improvements, techniques, processes, information and other Intellectual Property used or useful in or relating to any business or part thereof of Employer developed, created, conceived or reduced to practice by Employee, whether alone or in cooperation with others, during the period Employee has been and hereafter is employed by Employer, its parent or any of its subsidiaries or affiliates. The term “Work Product” does not include any preexisting intellectual property disclosed by Employee on Schedule 11 attached hereto.

     Section 12. Injunctive Relief, Damages, Etc.
          (a) Each of the covenants and agreements of Employee set forth in the foregoing Sections 10 and 11 shall be deemed to be and construed as a covenant and agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by Employee against Employer or any of its Affiliates shall not constitute a defense to the enforcement of any such covenant or agreement. Employee hereby acknowledges and agrees that Employer will sustain irreparable injury in the event of a breach or threatened breach by him of any of the covenants and agreements set forth in Section 10 or Section 11 and that Employer does not and will not have an adequate remedy at law for such breach or threatened breach. Accordingly, Employee hereby consents and agrees that if he breaches or threatens to breach any such covenant or agreement, Buyer shall be entitled to immediate injunctive relief and to specific performance and that he shall not assert in any proceeding instituted against him by Employer the defense or claim that Employer has an adequate remedy at law or that an adequate remedy at law exists. The foregoing shall not, however, be deemed to limit the remedies of Employer at law or in equity for any such breach or threatened breach.
          (b) Employee, by his signature hereto, acknowledges: (i) that his covenants and agreements in Sections 10 and 11 are reasonably necessary for the protection of Employer’s legitimate business interests; (ii) that these covenants and agreements pose no undue hardship on Employee and are reasonably limited as to duration and scope; and (iii) that these covenants and agreements are in addition to any covenants or agreements Employee may make in any agreements executed or to be executed by Employee in connection with the Sale Transaction. Further, the covenants contained in Sections 10 and 11 shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any provision, term, phrase, or word in such covenants shall be found unenforceable, it shall be severed and the remaining covenants enforced in accordance with the tenor of such Sections to the greatest extent permitted by law. In the event a court should determine not to enforce such a covenant as written due to overbreadth, the parties specifically agree that the court shall enforce the covenant to the extent reasonable as determined by the court, whether said revision be in time, territory, or scope of prohibited activities.
     Section 13. Governing Law. This Employment Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its principles of conflict of laws.
     Section 14. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and/or telecopier numbers set forth below (or to such other address and/or telecopier numbers as a party may designate by notice to the other parties in the manner provided in this Section):

Employee:
Thomas P. Danaher
503 North Quaker
Alexandria, Virginia 22304
Facsimile No.:
Employer:
Alliance Bank Corporation
Suite 350
14280 Park Meadow Drive
Chantilly, Virginia 20151
Facsimile No.: (703) 378-7210
Attention: Paul M. Harbolick, Jr.
     Section 15. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that is given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
     Section 16. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto.
     Section 17. Assignments, Successors, and No Third-Party Rights. Neither this Agreement nor any interest herein may be assigned by Employee. Employer may assign this Agreement and any interest herein, including but not limited to the restrictive covenants and other provisions of Sections 10 and 11, to any entity which acquires all or substantially all of the assets of Employer. Upon assignment of this Agreement by the Company pursuant to the preceding sentence, Employee acknowledges and agrees that he shall continue to be bound by this Agreement. Subject to the preceding provisions of this Section 17, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors, personal representatives and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, successors, personal representatives and permitted assigns.
     Section 18. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree or in a particular circumstance will remain in full force and effect to the extent not held invalid or unenforceable and in all other circumstances.
     Section 19. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Except as otherwise expressly set forth herein, all references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     Section 20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which, when taken together, will be deemed to constitute one agreement.

     IN WITNESS WHEREOF, Employee has executed this Agreement and Employer has caused this Agreement to be executed by its duly authorized officer, all as of the date first above written.

THOMAS P. DANAHER AND COMPANY, INC.

	By:	/s/ Thomas P. Danaher Thomas P. Danaher,
President
ATTEST:

/s/ Daisy F. Newberry	EMPLOYEE

/s/ Thomas P. Danaher Thomas P. Danaher
ATTEST:

/s/ Daisy F. Newberry

Exhibit 10(a)(ii)
Restricted Territory
Washington, DC-MD-VA-WV PMSA, including the following:
Alexandria City, VA
Arlington County, VA
Berkeley County, WV
Calvert County, MD
Charles County, MD
Clarke County, VA
Culpeper County, VA
District of Columbia
Fairfax County, VA
Fairfax City, VA
Falls Church City, VA
Fauquier County, VA
Frederick County, MD
Fredericksburg City, VA
Jefferson County, WV
King George County, VA
Loudoun County, VA
Manassas Park City, VA
Manassas City, VA
Montgomery County, MD
Prince George’s County, MD
Prince William County, VA
Spotsylvania County, VA
Stafford County, VA
Warren County, VA